Exhibit 10.3

Sur de Bolivar Project
Department of Bolivar, Colombia

GUAVITA S.A.
Medellin, Colombia

Introduction

The Sur de Bolivar concessions consist of three exploration licenses totaling 1,300 ha, and six additional, in process exploration solicitudes, totaling 26,244.5 ha.  The concessions are located ca. 500 km NNW of Bogota (or alternatively 200 km SE of Cartagena), at the northern end of the Serrania de San Lucas, within the Municipality of Rio Viejo, Department of Bolivar.  Access to the area requires 4 hours of overland travel, from the nearest national airport, along a reasonably good secondary road system.  Entrance may be facilitated by the reclamation of a presently overgrown, 1000 m airstrip located within the northern portion of the license area.  The strip is suitable for moderate-sized aircraft (DC-3, Twin otter), flights taking ca. 50 minutes from Medellin.

           The exploration concessions are presently held by the Colombian companies Guavita S.A., and Minabarnette S.A., Medellin-based operating branches of Metallica Resources Inc., of Toronto (presently optioned by Orofino Gold Corp.).  The three current exploration licenses (total 1,300 ha) are held under option by Guavita, secured by agreements with the registered license holders.  The solicitudes in process (26,244.5 ha) are held directly by Guavita.  Metallica has maintained a continuous exploration presence in the region since April, 1995.

Geology, Mineralization, and Exploration Potential

Regional Geology

The Serrania San Lucas, situated due south of the confluence between the rivers Cauca and Magdalena, forms an offset, northeaster-most extension of Colombia’s Cordillera Central.  Sparse regional geologic studies by the Ministry of Mines and Energy, through the 1970’s and early 1980’s have suggested that The Serrania represents a geologic extension of the northern Cordillera Central, underlain by a deformed, Paleozoicaged, metamorphic basement, intruded by Upper Jurassic-Lower Cretaceous aged, batholithic-scale plutons of tonalitic through granitic (generally dioritic to quartz dioritic) affinity, and overlain by associated high-level volcanic, pyroclastic, and derived sedimentary rocks of similar through Cretaceous age.  The region exhibits offset and subdued topographic relief relative to the northern Cordillera Central due to uplift and oblique dextral movement along the Palestina and Magdalena valley fault systems.   Regional

lithologic contacts strike broadly north-south paralleling the Palestina system at this latitude and are of a mixed structural-stratigraphic nature.  A strong north-easterly tectonic element transects the entire region, reflected by the sub-paralle alignment of numerous drainages and photogeologically-interpreted faults.  A more sporadic set of east-west trending lineaments is noted to transect at least the northern portion of the Serrana.  The tectonic history of this portion of Colombia is complex, and movement and reactivation along any one of these sets of structures may have a multiphase history dating from the late Jurassic through to the late Tertiary (Pliocene) and recent times.

Local Geology

Very little ground-truthed technical information has been generated in northern San Lucas region.  Limited ground-work to date, by the Ministry, and by Guavita S.A. documents a mixed sequence of Predominantly volcanic rocks of intermediate to felsic composition (including lithic and crystal tuffs of fine to medium grain-size, and common coarser agglomeratic fragmentals).  Fine grained cherty “sinters”, coarse, possible phreatic-style breccias (fine matrix-supported, very angular clasts), and local occurrences of siliciclastic sediments, are also present.  These rocks overly gneissic basement, and\or are intruded by plutons of granodioritic composition exhibiting medium to coarse-grained, equigranular intergrowths of quartz, mixed feldspars, and a mafic phase (chlorite after amphibole).  Local shearing has imposed a “pseudo-gneissic” appearance to the rock manifesting as a lineation observed within the mafic phase.  The relationship between the intrusive rocks and the cover sequence is not understood, and is presently under investigation by Guavita.

Observed structural orientations appear to reflect regional structural trends with textures in the granitoids and documented fault structures striking, north-south, and additional faulting striking NE-SW.  Notably the volcanic sequence generally lacks a penetrative fabric, and is characterized by a brittle fracture and orthogonally jointed style of high-level deformation.

Recent re-thinking of the geology of at least the northern San Lucas area superimposes an additional Tertiary magmatic even upon the region.  Although not yet strongly evidenced, it attempts to account for the widespread occurrence of relatively flat-lying and undeformed, highlevel volcanic\pyroclastic lithotypes, as described above, which may lie directly upon deformed in intrusive\gneissic basement and lack obvious correlatives in other parts of the northern Cordillera Central.

Mineralization

Although some pre-Colombian gold production has been recorded from the northern Serrania San Lucas, the area does not purport the long history of post-colonial gold production, as noted in other parts of the country, Minero (small-scale miner) activity beginning in the mid-1980’s however, has outlined a series of rich gold occurrences, of both insitu and local alluvial provenance, in broad N-S belt, extending ca. 50 kilometres from Norosi in the south to San Martin de Loba, on the bank of the Magdalena River, in the north.  Government recorded gold production from the region, between 1987 and 1994 is ca. 1,271,000 ounces of gold, and the region is presently reporting the highest annual gold production in Colombia, averaging ca. 275,000 ounces per year since 1991.  Virtually no exploration, systematic or otherwise, has been carried out in the region, by either the governmental or private sectors.

Within the Guavita S.A. license and solicitude area, numerous insitu gold occurrences have been exposed by minero activity.  Three zones of concentrated workings have been located within the area (Figure 3.  These include, from north to south, 1) La Estrella, 2) Culo Alzado, and 3) Buena Sena (area 2 and 3 are collectively known as Cerro San Carlos).

La Estrella

Based upon exposures in old workings, mineralization in the La Estrella area is hosted within roughly N-S striking shear structures within both the intrusive and volcanic rock-types.  The majority of the previous subsurface work has excavated a series of shafts and galleries to 20 m depth over a 100 m strike length within the “pseudo-gneissic” lithology.  Mineralized material included argillically and potassically altered and sheared intrusive hosting quartz flooded zones, and quartz with peripheral cm-scale quartz stringers.  These zones host 1 to 7 percent mixed sulphides, mostly pyrite, but also including galena, sphalerite and chalcopyrite.  Gold analyses reported by the owners from this material returned values in the 10’s to 100’s of g Au\t.  The sulphidised granitoid hosting only minor amounts of veining returned base metal contents in the 100’s of ppm, including 1% Cu.  Evidence for the presence of two or three sub-parallel N-S structures hosting shearing and veining was noted in trenches to the SW of the main area of workings.

Culo Alzado

At Culo Alzado, on the north margin of Cerro San Carlos, at least two low spurs are underlain by medium grained granodiorite.  Broadly N-S structure is implied by N-S drifting and removal of vein material.  Irregular quartz-sulphide stringers and argillic alteration are observed along the margins of the adits.  Current mining activity, is extracting a 1 m wide quartz vein from a 20 m deep shaft within sheared granodiorite.  The vein material contains up to 20 percent mixed sulphides, including pyrite, galena, sphalerite, and chalcopyrite.  Pyritic sulphidation and argillic bleaching of the wallrocks is widespread.  Guavita laboratory analyses reveal the grade of the vein material is highly variable, ranging from 3 to 68 g Au\t (reportedly averaging about 20 g Au\t from past production).  Visually the copper content of the materials extracted from the Culo Alzado adits appears to be increasing at depth, where numerous fractures filled with quartz and chalcopyrite are appearing within the granitoid host, at the expense of the lead and zinc-bearing sulphides.

Buena Sena

 Work to date reveals that the largest workings within the concessions are at Buena Sena, where extensive extraction of alluvials (up to 10, 235-style back hoes were working at one time) has taken place along the major drainages (Quebrada San Pedro, Quebrada Aguas Blancas) servicing the south flank of Cerro San Carlos and the hills immediately to the south.  Most, if not all, of these source regions are within the concessions and solicitudes.  Numerous underground and small open cut workings are also seen at Buena Sena, on Cerro San Carlos, and on the low hills to the south, across the alluvial workings.  Some appear to be working a series (at least 10) of sub-parallel, or en echelon N50-60E striking, subvertical structures hosting discrete quartz-pyrite veins to 90 cm thickness, while others have attempted to exploit clusters of anastomosed, quartz-pyrite-stringer veining which strike N20 to N45-degrees east, and tend to dip steeply to the west.  An additional series of mm to cm-scale, generally sub-parallel quartz-pyrite fracture fills, which strike E-W to NW, are of widespread occurrence, but have not been exploited due to their small size.

Structural considerations based upon filed observations and LandSat image interpretations suggest the Cerro San Carlos-Buena Sena zone is contained within an east-west-striking normal (+\-oblique) fault-bound corridor, which transects the southern portion of the Western solicitude\licencia area.  The corridor measures ca. 15 km E-W by 3 km N-S, and is lithologically dominated by a mixture of brittley deformed, high level volcanic-volcaniclastic protoliths, including intermediate to felsic crystal and lithic tuffs and agglomerates (locally welded), and volcanic (+/- phreatic\hydrothermal) breccias, with lessor clastic sedimentary rocktypes, which host the mineralized structures described above.  The throw on the northern boundary fault (Falla Piloto) juxtaposes foliated granitoid basement to the north against the high level volcanics to the south.  The southern boundary fault (Falla Los Delfines) is of some-what lessor magnitude, with volcanics (and mineralization) being noted in both the hanging wall and the footwall.  Additional zones of alteration have been recorded within this corridor, to the west of the solicitude block, and are presently being investigated.  This corridor is noted to offset, as well as to be offset by the dominant, locally reactivated, NE trends of the region.

Field investigations by Guavita suggest that, within the E-W corridor, strong structural control with respect to mineralization is exerted by a N45E-striking, sinistral shear zone and associated splays faults.  Along this structure, a continuous zone of alteration and mineralization is observed which measures a minimum of 2 km along strike by 400 m in width, and is geologically open along strike (both ends) and broadly to the SE.  This structure includes a core zone defined by the presence of artisanal workings, which measures some 1400 m by up to 300 m.  Within the main corridor argillic +\- sericitic wallrock alteration accompanied by silicification and pyritic sulphidation are pervasive, with concentrations of disseminated pyrite reaching 8 to 10%, and quartz vein densities up to 10 to 15% over 10’s of square metres, in the well mineralized zones.

At present Guavita is executing a “fast-track” evaluation of the Buena Sena zone.  Approximately 30 km of a planned 45 line km control grid, which will support detailed topographic and geologic mapping, and grid geochemistry +\- geophysics, have been completed.  Geochemical sampling and mapping have already been initiated.  Partial results have been received for first pass chip and channel sampling in artisanal workings, and reveal; 1) gold mineralization is widespread, with virtually every rock type and every structural orientation hosting veining returning anomalous gold values, 2) increasing gold values exhibit positive correlation with enhanced quartz veining and pyritic sulphidation, 3) gold content tends to show positive, although not necessarily linear correlation, with values in silver, copper, lead, zinc and arsenic +\- antimony, and 4) disseminated pyritic sulfidation alone does not carry gold grades Guavita is attempting to accumulate sufficient base-line geologic data to initiate a first phase of diamond drilling at Buena Sena by October, 1995.

Exploration and Resource Potential

Recent reconnaissance by Guavita S.A., covering the northern San Lucas region, documents very clearly the dominant structural trends, as outlined above.  Additionally, numerous km-scale features, including circular plutonic clusters, and regional argillic and Fe-oxide alteration patterns are observed.  Ground reconnaissance to date, implies the potential presence of an as yet poorly recognized metallogenic domain spanning 1000’s of square kilometers, which is only recently surfacing, in the form it’s rather spectacular artisanal gold production.  The region is virtually unexplored from a modern metallogenic standpoint, but based upon Guavita’s work to date, it demonstrates very good potential for the economic occurrence of;

1)	large-scale high level, volcanic-hosted epithermal gold deposits (e.g. quartz-sericite-adularia(?)) systems, as suggested at Buena Sena,

2)	porphyry-style copper+\- gold systems as seen at Culo Alzado, and observed in, regional mineralogical and alteration patterns, and,

3)	high-grade, mesothermal, “Segovia”-style gold vein systems, as evidenced at La Esstrella

On going work by Guavita S.A., in the form of regional reconnaissance traversing, and local occurrence-scale, fast track exploration, is presently attempting to confirm these potentials.

RPS, August 4, 1995